Exhibit 8.1

Our subsidiaries, each of which is incorporated under the laws of the Federative Republic of Brazil, are listed below:

Imobiliária Jaborandi Ltda.

Imobiliária Cremaq Ltda.

Imobiliária Araucária Ltda.

Imobiliária Mogno Ltda.

Imobiliária Cajueiro Ltda.

Imobiliária Ceibo Ltda.

Imobiliária Flamboyant Ltda.

Agrifirma Agro Ltda.

Agrifirma Bahia Agropecuária Ltda.

Companhia Agrícola Novo Horizonte S.A.

Additionally, we also have subsidiaries incorporated under the laws of Bolivia and Paraguay, as listed below:

Palmeiras S.A. (Paraguay)

Agropecuaria Acres del Sud S.A. (Bolivia)

Ombú Agropecuaria S.A. (Bolivia)

Yuchán Agropecuaria S.A. (Bolivia)